EXHIBIT 10.1

SALE-PURCHASE AGREEMENT (“Agreement”), made as of this 30th day of October 2017 (the “Effective Date”), between TEG AVERY POINT LLC, an Indiana limited liability company, having a mailing address c/o The Embassy Group LLC, 382A Route 59, Suite 101, Airmont, New York 10952 (“Seller”), and Steadfast Asset Holdings, Inc., California corporation, having a mailing address at 18100 Von Karman, Suite 500, Irvine, CA 92612, ATTN: Ana Marie del Rio, or its permitted assigns (“Purchaser”).
W I T N E S S E T H :
1.    Premises Purchased. Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller the following (hereinafter collectively referred to as “Premises” or “Property”):
A.    The real property located at 8525 Laurel Valley Drive, Indianapolis, Indiana described in Exhibit A attached hereto and made a part hereof (hereinafter referred to as the “Land”).
B.    The buildings and improvements (hereinafter referred to as the “Improvements”) which are located on the Land.
C.    All fixtures, equipment, furnishings and other personal property owned by Seller or any affiliate thereof and located on the Land or Improvements (excluding the personal property owned by tenants) and used exclusively in connection with the operation and/or maintenance thereof (the “Personal Property”).
D.    Subject to the rights of the tenants in possession under the leases, Seller’s interest in such leases and any security deposits deposited with Seller thereunder as described on Exhibit C and the leases permitted to be entered into pursuant to this Agreement.
E.    Seller’s interest in any easements, covenants and other rights, appurtenant to the Land or Improvements and any land lying in the bed of any street, road, avenue, or alley, open proposed or closed, in front of or adjoining the Land, to the center line thereof.

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F.    The rights to the contracts described on Exhibit D to the extent the Purchaser elects in writing to assume same, or is deemed, or required, hereunder to assume same, as provided in this Agreement and contracts permitted to be entered into pursuant to this Agreement (“Contracts”).
2.    Purchase Price. The consideration for the sale shall be Forty-Four Million Six Hundred Thousand and 00/100 ($44,600,000.00) Dollars, payable as follows:
A.    Within two (2) business days after the Effective Date, Purchaser shall deposit and deliver the sum of Five Hundred Thousand and 00/100 ($500,000.00) Dollars (hereinafter the “Initial Deposit”) to Madison Title Agency LLC (hereinafter “Escrow Agent” or “Title Company”) having a mailing address at 1125 Ocean Avenue, Lakewood, New Jersey 08701, Attention: Chava Halberstadt to be held in accordance with the terms and conditions hereunder. Notwithstanding anything else contained in this Agreement to the contrary, as of the Effective Date, a portion of Initial Deposit in the amount of $300,000 shall become non-refundable (“Non-Refundable Deposit”) and be held by the Title Company as provided in this Agreement, other than if Purchaser terminates this Agreement as a result of (i) a default by Seller, (ii) Seller’s failure to agree to cure any Objections raised in any a New Defect Objection Notice (as defined below), (iii) a Post-Effective Date Change (as defined below), (iv) casualty or condemnation as provided in Section 11 hereof, or a failure of any of the Purchaser’s Conditions Precedent (as defined below) (collectively, “Refund Conditions”). The balance of the Initial Deposit in the amount of $200,000 shall be held by the Title Company as provided in this Agreement, and shall be refundable to Purchaser (i) prior to the expiration of the Inspection Period (defined below) and (ii) upon the occurrence of any Refund Condition. Unless this Agreement is otherwise terminated, no later than two (2) business days following the expiration of the Inspection Period, Purchaser shall deliver to

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Title Company in immediately available good funds an additional earnest money deposit in the amount of $500,000 (“Additional Deposit”), which shall be held and disbursed by the Title Company in accordance with the terms hereof. The Initial Deposit and the Additional Deposit (if made), together with all accrued interest thereon, are collectively called the “Deposit”. After expiration of the Inspection Period, Deposit shall be non-refundable except upon the occurrence of any Refund Condition. The Deposit shall be applied to the Purchase Price at Closing.
B.     On the “Closing Date” (as hereinafter defined), Purchaser shall wire transfer in immediate available funds in accordance with wiring instructions to be supplied by Seller to Purchaser the balance of the Purchase Price (plus or minus prorations and adjustments), including a credit for the Deposit to be paid by Escrow Agent to Seller at Closing. Any adjustments and any net prorations chargeable against Seller shall be a credit against said amount to be wired by Purchaser; otherwise said amount to be wired by Purchaser shall be increased by the amounts chargeable against Purchaser.
3.    Permitted Exceptions to Title. The Premises shall be conveyed subject to the rights of tenants on the lease schedule described in Exhibit C attached hereto and made a part hereof, and leases or extensions of leases affecting the Premises made between the date hereof and the Closing Date as permitted by this Agreement. The leases described on Exhibit C and such leases or extensions of leases hereafter made in accordance with the terms of this Agreement being hereinafter referred to as the “Lease” or “Leases”. The conveyance shall be by Special Warranty Deed, subject to the following “Permitted Exceptions,” to wit:
(i)    Zoning regulations and ordinances of any governmental authority exercising jurisdiction over the Premises, as the same may now exist or hereafter may be modified, supplemented or promulgated.

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(ii)    [Intentionally Omitted].
(iii)    The liens of real estate taxes, assessments, water rates, water meter charges, water frontage charges and sewer taxes and charges for the year of Closing and subsequent years, provided that same are apportioned as provided in this Agreement.
(iv)    [Intentionally Omitted].
(v)    The tenancies and rights of tenants under the Leases, subject to the terms hereof.
(vi)    [Intentionally Omitted].
(vii)     All laws, ordinances, rules and regulations (including without limitation any of the same applicable to gas, electricity, telephone, storm sewers, water, sewers, other utility services, health, transportation, tenancies, tenants, rents payable by tenants and environmental protection) as the same now exist or hereafter may be modified, supplemented or promulgated, of any governmental authority, affecting the Premises.
(viii)    Matters deemed Permitted Exceptions set forth in this Agreement.
(ix)    Any defects in or objections to title to the Premises, or title exceptions or encumbrances, arising by, through or under Purchaser or Purchaser’s agents.
(x)     [Intentionally Omitted].
Items (i) through (x) above are, collectively, referred to as the “Permitted Exceptions”.
4.    Closing. The closing as contemplated by this Agreement (“Closing”) shall take place with the Title Company acting as escrow agent, on or before Noon Pacific Time on December 15, 2017 (“Closing Date”).

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5.    Operation of the Premises.
(a)    During the period between the Effective Date and the earlier to occur of the Closing Date, or the termination of this Agreement, Seller shall operate the Property and conduct its business thereon in the same manner as the Property has been operated by Seller immediately prior to the acceptance and delivery of this Agreement (including, without limitation, keeping the Property insured at the current level of insurance maintained thereon and continuing all marketing/advertising/leasing efforts). After the Effective Date the Seller shall, in the ordinary course of business, put, maintain and keep the Premises, in the same working order and condition as exists on the expiration of the Inspection Period (including, without limitation, keeping the Property insured at the current level of insurance maintained thereon), so that the same shall be in such condition on the Closing Date, reasonable wear and tear excepted. Additionally, Seller shall promptly (1) notify Purchaser in writing of any litigation, arbitration, condemnation or administrative hearing before any court or governmental agency concerning Seller or the Property that is instituted after the Effective Date, other than eviction or unlawful detainer actions that will be completed prior to Closing, (2) provide to Purchaser copies of any Contracts or amendments/modifications thereto entered into after the Effective Date (subject to the terms of this Section 5), and any documents or materials received by Seller from and after the Effective Date that would have been included in Evaluation Materials if received prior to such date, (3) within two (2) business days after Seller’s receipt of request therefor, provide to Purchaser an updated Rent Roll, (4) provide to Purchaser copies of all written notices given or received by Seller after the Effective Date asserting (i) any breach or default under the Contracts, (ii) any violation of any matters of record affecting the Property (“Recorded Exceptions”), (iii) any material breach or material default by Seller under the Leases which will not be cured prior to the Closing Date, (iv) any violation by Seller of any

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covenants, conditions, restrictions, laws, statutes, rules, regulations or ordinances applicable to the Property, and (v) any documents evidencing any actions, proceedings, litigation or governmental investigations against Seller or the Premises or any portion thereof, together with a summary of all such matters, and (5) provide to Purchaser copies of all written communications given or received by Seller after the Effective Date relating to any potential hazardous materials/substances that could affect the Property.
(b)    Seller shall not, without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed), do any of the following:
(i)    Enter into any contract (other than Leases which are subject to clause (c)(ii) below) that will be binding on the Property and/or Purchaser after Closing, except in emergency situations or in situations that are commercially reasonably necessary to the operation of the Property, in which event, such contracts must be fully performed by Seller on or before the Closing Date or be susceptible of cancellation by Purchaser on or after the Closing Date upon no more than thirty (30) days written notice, without cost or liability to Purchaser, nor shall Seller amend, modify or supplement any existing contract (other than Leases which are subject to clause (c)(ii) below) or agreement in any material respect that will be binding on the Property and/or Purchaser after Closing, except in emergency situations or in situations that are commercially reasonably necessary to the operation of the Property, in which event, such contracts must be fully performed by Seller on or before the Closing Date or be susceptible of cancellation by Purchaser on or after the Closing Date upon no more than thirty (30) days written notice, without cost or liability to Purchaser. On or before Closing, any management agreement(s) applicable to the Property shall be terminated.

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(ii)    Enter into any new lease or amend any existing Lease, without Purchaser’s consent; provided, however, Seller may enter into a new Lease, or extend any existing Lease, as long as such Lease, or extension, as the case may be, is entered into in the ordinary course of business on terms (including concessions) which are consistent with terms of the existing Leases.
(iii)     Apply any tenant security deposits to unpaid rent of tenants prior to Closing except to the extent such tenant has actually vacated the leased premises.
(iv)    Seek or consent to any zoning, platting, replatting, subdivision or other change affecting the use of the Property or any administrative reclassification of the Property;
(v)    Extend or add to any existing improvements or construct additional improvements on the Property except in the ordinary course of replacing worn or obsolete items or otherwise making units rent ready; or
(vi)    Create or agree to any easements, liens, mortgages, encumbrances or other interests that would affect the Property after Closing or interfere with Seller’s ability to comply with this Agreement.
6.    A. Seller’s Representations. Seller represents and warrants to Purchaser as follows:
(a)    Organization and Standing. Seller is duly organized, validly existing and in good standing under the laws of Indiana, authorized to transact business in the State of Indiana, and has full power and authority to own and operate its properties and to carry on its business in the State of Indiana.

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(b)    Seller has not (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition for bankruptcy or suffered the filing of an involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all or substantially all of its assets; (d) suffered the attachment or other judicial seizure of all or substantially all, of its assets; (e) made an offer of settlement, extension or composition to its creditors generally; or (f) admitted in writing the inability to pay its debts as they mature.
(c)    To the extent of Seller’s actual knowledge, except as set forth on Exhibit C attached hereto, as of the Effective Date: (i) there are no leases affecting all or any part of the Property other than the Leases identified on the Rent Roll attached hereto as Exhibit C and those executed by Seller after the date of the Effective Date in accordance with the terms of Section 5; and (ii) there are no written or oral promises, understandings, agreements, or commitments between Seller or its property manager and any other party for the use, occupancy, or possession of the Property. The Rent Roll attached hereto as Exhibit C is, and each updated Rent Roll provided after the date hereof will be, accurate and complete in all material respects as of the date thereof with respect to collections, delinquencies, and security deposits, and to Seller’s actual knowledge, in all other respects. The list of Leases set forth on Exhibit C is a true, correct and complete, in all material respects, list of all leases for units at the Real Property as of the Effective Date, and to Seller's actual knowledge, all leases are in full force and effect, enforceable against the parties thereto, and current rent is accruing thereunder. To Seller’s actual knowledge, Seller is not in material default under any of the Leases and Seller has not received notice of any material default by any of the tenants under any of the Leases. To Seller’s actual knowledge, except as set forth on the applicable Rent Roll, none of the tenants under any of the Leases are in material default thereunder. Except as set forth on the applicable Rent Roll, to Seller’s actual knowledge: (a) no

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monthly rent has been paid more than one (1) month in advance and no security deposit or prepaid rent has been paid, (b) no concession, moving or relocation allowance or credit, or other payment or credit of any kind is presently owed, or will or could become due and payable, to any tenant under the Leases. Seller has (and can convey at Closing) good title to the Leases, free and clear of all liens, encumbrances, security interests and adverse claims of any kind or nature whatsoever, other than liens, encumbrances and security interests that will be terminated at or prior to Closing.
(d)    Attached hereto as Exhibit D is a list of all of the service contracts and management agreements which are in force and which affect the Premises or the operation or maintenance thereof, as of the Effective Date. Each Contract affecting the Property has not been and shall not be assigned (other than to Purchaser), pledged, hypothecated, mortgaged, or otherwise transferred, in whole or in part, by Seller (other than in connection with financing that is to be paid off by Seller at Closing).
(e)    To the extent of Seller’s actual knowledge, as of the Effective Date, Seller has not received any written notice of any pending condemnation, lawsuits, or similar proceedings affecting the Premises or any portion thereof, nor, or to Seller's actual knowledge, has any condemnation, lawsuits, or similar proceedings affecting the Premises or any portion thereof been threatened in writing.
(f)    Seller is not a “foreign person,” as that term is used and defined in the Internal Revenue Code, Section 1445, as amended.

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(g)    To the extent of Seller’s actual knowledge, and except for any actions by Seller to evict tenants under the Leases and any matter covered by Seller’s current insurance policy(ies), Seller has not received written notice of any actions, proceedings, litigation or governmental investigations against Seller or the Premises, nor, or to Seller's actual knowledge, have any actions, proceedings, litigation or governmental investigations against Seller or the Premises or any portion thereof been threatened in writing.
(h)    To the extent of Seller’s actual knowledge, as of the Effective Date, Seller has not received any written notice from a governmental agency or any other person or entity of any uncured violations of any federal, state, county or municipal law, ordinance, order, regulation or requirement affecting the Premises, including, but not limited to, with regard to environmental matters. Seller has not received any written notice from any insurance broker, agent or underwriter that any noninsurable condition exists in, on or about the Land, Improvements or any part thereof. To Seller’s actual knowledge, Seller has not received any written notice of default under the Recorded Exceptions.
(i)    The Seller has the power and authority necessary to enter into and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement have been approved by all necessary action of the authorized representatives of Seller. This Agreement and the transaction contemplated hereby has been delivered by duly authorized representatives of Seller and shall constitute when executed and delivered, the legal, valid and binding obligation of Seller, enforceable against them in accordance with its terms. Neither the execution of this Agreement nor the consummation of the transactions contemplated herein will constitute a breach under any contract or agreement to which Seller is a party or, to Seller’s actual knowledge, by which Seller is bound

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or affected or which affects the Property or any part thereof, or of any law, rule, license, regulation, judgment, order or decree governing or affecting Seller or the Property.
(j)    To Seller’s actual knowledge, other than set forth in the Title Commitment, Seller has not received any written notice of any special assessments, levies or taxes imposed or to be imposed affecting the Property.
(k)    To Seller’s actual knowledge, Seller is currently in compliance with and shall at all times prior to Closing remain in compliance with the regulations of the Office of Foreign Assets Control of the Department of the Treasury (“OFAC”) (including those named in OFAC’s Specially Designated and Blocked Persons list) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.
(l)    To Seller’s actual knowledge, the copies of the Evaluation Materials provided or made available to Purchaser are those relied upon by Seller in the ordinary course of business.
(m)    To Seller’s actual knowledge, Seller has received no written notice of any of the following, except as otherwise included the Evaluation Materials: (a) material defects or deficiencies in the design, construction, fabrication, manufacture or installation of the Improvements or any part thereof or any system, element or component thereof, and (b) material damage or defect in the material systems, elements and components of the Property (i.e., the roof, foundation and structural elements, and the elevator (if any), mechanical, electrical, HVAC, heating, plumbing and life safety systems).

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(n)    To Seller’s actual knowledge, Exhibit F attached hereto is a materially accurate and complete list of all material Personal Property. All of the Personal Property is located upon the Land. Seller has (and can convey at Closing) good title to the Personal Property, free and clear of all liens, encumbrances, security interests and adverse claims of any kind or nature whatsoever (including without limitation, tax liens), other than liens, encumbrances and security interests that will be terminated at or prior to Closing.
The representations set forth above, as updated as of the Closing in accordance with the terms of this Agreement, shall survive Closing for nine (9) months. All representations and warranties of Seller contained in this Agreement shall be deemed remade and shall be true and correct in all material respects on and as of Closing (except as modified by Seller in writing, notice of which shall be delivered to Purchaser promptly upon Seller’s discovery of such information) as if then made and, in remaking all the representations and warranties on and as of Closing, (a) all references to “Effective Date” in Section 6 shall be deemed to refer to the “Closing Date”, and (b) all references to Exhibits C, D, and F in Section 6 shall be deemed to refer to an updated Rent Roll, an updated list of service contracts and management agreements, and an updated list of all material Personal Property, respectively, in each case effective as of the Closing Date; provided, however, that if on the Closing Date any such representations and warranties are not true and correct in all material respects, including as a result of a change in the facts and circumstances underlying such representations and warranties first occurring after the Effective Date (a “Post-Effective Date Change”), Purchaser shall be entitled to terminate this Agreement and receive the return of its Deposit (including the Non-Refundable Deposit) and, if and only if (x) such representation or warranty was not true and correct in all material respects as of the Effective Date, or (y)(i) Purchaser first becomes aware of a Post-Effective Date Change after the expiration of the Inspection Period,

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and (ii) such Post-Effective Date Change is due to a default by Seller under this Agreement, then Purchaser shall also be entitled to its rights and remedies under Section 16 below. For purposes hereof, a representation or warranty shall not be deemed to have been breached if the representation or warranty is not true and correct in all material respects as of the Closing Date by reason of changed facts or circumstances which, pursuant to the terms of this Agreement, was not expressly prohibited to have occurred. Notwithstanding anything contained herein, (1) a “Post-Effective Date Change” shall expressly exclude any change in facts or circumstances that is the result of the actions of Seller expressly permitted in this Agreement, (2) Purchaser’s right to terminate this Agreement under this Section 6 as a result of a Post-Effective Date Change relating to eminent domain, condemnation or similar action shall be subject to the provisions of Section 11 hereof, and (3) Purchaser’s right to terminate this Agreement under this Section 6 as a result of a Post-Effective Date Change arising under Section 6(A)(j) shall be limited to those circumstances where Seller has received written notice of a material special assessment, levy or tax imposed or to be imposed affecting the Property.
B. Seller’s Knowledge. As used in this Section 6, the phrase “to the extent of Seller’s actual knowledge”, or similar “knowledge” qualifier, shall mean the actual knowledge of Michael Humphrey who is Seller’s property manager and Yshia David Willner, Seller’s managing member (“Seller’s Representative”) who Seller represents is the person with knowledge of the matters represented. There shall be no duty imposed or implied to investigate, inspect or audit any such matters, and there shall be no personal liability on the part of Seller’s Representative. If Purchaser consummates the transaction which is the subject of this Agreement, it shall be conclusively deemed to have waived any breach by Seller of any covenant, representation or warranty under this Agreement of which Purchaser had actual knowledge prior to the Closing; Purchaser’s actual

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knowledge shall be deemed to include any information contained in any documents, reports, surveys or other writing provided to, or obtained by Purchaser.
Notwithstanding anything herein to the contrary, if the Closing occurs, then in no event shall Seller have any liability arising pursuant to or in connection with the covenants, representations and warranties of Seller under this Agreement unless:
(i)    the aggregate amount of all such claims exceeds $20,000.00; and
(ii)    written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the expiration of the Survival Period; and provided that Seller's maximum liability for all such claims shall be limited to the Cap (as hereinafter defined).
As used herein, the term “Cap” shall mean the total aggregate amount of $669,000.00. Seller agrees not to dissolve and to retain not less than the Cap amount from the sale of the Property until the survival period has expired or such longer time if a claim has been asserted by Purchaser under this Section 6.B. No agent, advisor, representative, affiliate, employee, director, partner, member, beneficiary, investor, servant, shareholder, trustee or other person or entity acting on Seller’s behalf or otherwise related to or affiliated with Seller, shall have any personal liability, directly, or indirectly, under or in connection with this Agreement or any agreement or other document made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller’s assets for the payment of any claim or for any performance, and Purchaser, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. The provisions of this Section 6. B. shall survive the Closing.

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7.    Prorations and Adjustments.
A.    The following shall be adjusted between Seller and Purchaser against or as a credit to the Purchase Price to be paid by Purchaser to Seller on the Closing Date; Seller being charged or credited, as appropriate, for all of same attributable to the period through midnight of the day preceding the date of Closing (i.e. 11:59 P.M. on the date before Closing) (and credited for any amounts paid by Seller attributable to the period on or after the Closing Date) and Purchaser being responsible for, and credited or charged, as the case may be, for all of the same attributable to the period on and after the Closing Date (i.e. after 11:59 P.M. on the date before Closing):
(1)    rents and additional charges actually collected. Uncollected rents and additional charges, if any, for periods prior to the Closing Date shall be within ten (10) days of receipt by Purchaser be transmitted and paid to Seller (or vice versa in the event Seller receives rents from the Property from and after Closing), subject to the following sentence. From and after the Closing Date, all rent and additional charges received by Purchaser shall be first applied as follows: a) to the month of closing; b) to the then current obligations of the tenant; and c) to any past due rent obligations of such tenant with same being first applied to the most recent past due obligations of such tenant. Purchaser shall use good faith efforts to collect for Seller any delinquent rents or additional charges under the Leases but Purchaser shall have no obligation to commence any legal action or proceeding against any tenant with respect to such delinquencies or expend any amounts to do so. Purchaser shall, ninety (90) days after the Closing, account to Seller for any pre-Closing arrearages collected, including the appropriate proportion of rent for the month in which the Closing occurs and shall remit the same to Seller. From and after Closing, Seller shall have no right to pursue any tenants for rents or any other amounts; provided, however, Seller be entitled to institute legal proceedings and otherwise attempt to collect any delinquent rents from tenants who

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are no longer in possession of the Property. The terms and provisions of this paragraph shall survive Closing hereunder.
(2)    the Seller shall credit to the Purchaser the amount of the security deposits, if any, held by the Seller, and all prepaid rents, if applicable.
(3)    Real Estate, ad valorem and personal property taxes, sewer rents and charges and other state, county, school, district, municipal and other governmental and quasi-governmental taxes, charges and assessments, both general and special shall be prorated using the latest available millage rates and valuation, with Seller responsible for payment of all such taxes, assessments and charges accruing prior to Closing and Purchaser responsible for payment of all such taxes, assessments and charges accruing from and after Closing. If, on the Closing Date, the Premises or any part thereof shall be or shall have been affected by assessments which are, or which may become payable in annual installments, of which the first installment is then a charge or lien, or has been paid, then for the purposes of this Agreement Seller shall pay all installments to the extent accruing through the day of Closing and Purchaser shall pay all installments to the extent accruing subsequent to the day of Closing. This sub-section shall survive Closing.
(4)    Charges and payments under the Contracts to the extent that Purchaser assumes, is deemed to have assumed, or is required hereunder to assume, same pursuant to the terms of this Agreement. On or before the expiration of the Inspection Period, Purchaser may deliver written notice to Seller (the “Service Contracts Notice”) specifying any Contracts which Purchaser desires Seller to terminate at the Closing (the “Terminated Contracts”) and Seller shall deliver termination notices to such vendors within ten (10) business days after receipt of the Service Contracts Notice (such termination notices to include express instructions that such vendor shall not be permitted to enter upon or have access to the Property from and after the Closing Date);

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provided that (a) the effective date of such termination on or after Closing shall be subject to the express terms of such Terminated Contracts, and, to the extent that the effective date of termination of any Terminated Contract is after the Closing Date, such vendor shall not be permitted to enter upon or have access to the Property from and after the Closing Date and shall look to Seller for payment for any amounts due and owing under such Terminated Contract), and (b) if any such Contract cannot by its terms be terminated at Closing without payment of any premium or penalty, it shall be assumed by Purchaser and not be a Terminated Contract (unless Purchaser agrees to pay such premium or penalty at Closing). If Purchaser fails to deliver the Service Contracts Notice on or before the expiration of the Inspection Period, there shall be no Terminated Contracts and Purchaser shall assume all Contracts set forth on Exhibit D at the Closing.
(5)    All charges for utilities servicing the Premises, including, without limitation, charges for gas, electricity, water and sewerage. Seller shall endeavor to obtain meter readings of such utilities on or within seven (7) days prior to the Closing Date (other than meters measuring exclusively utility consumption which is to be paid in full by tenants under the Leases). Utility deposits, if any, shall belong to the Seller, and Purchaser will establish its own Utility deposits with utility providers as may be required.
(6)    all other income and ordinary and customarily prorated operating expenses for or pertaining to the Premises.
B.    In the event that the amount of any prorated item is not known on the Closing Date, the parties agree that such items shall be prorated at closing upon the basis of the best information available, and shall be adjusted when the actual amount(s) of such items are known, with appropriate charges and credits to be made. In the event any adjustment pursuant to this subparagraph 7.B., subsequent to the Closing Date, shall be necessitated, then either party hereto

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who is entitled to additional monies shall invoice the other party for such additional amounts as may be owing, and such amount shall be paid within ten (10) days from receipt of the invoice. The provisions of this subparagraph 7 shall survive the Closing Date for a period of one year, other than those provisions related to real property taxes and assessments which shall survive until ninety (90) days after the applicable tax bill is delivered to Purchaser and/or Seller. .
C.    Not more than forty-eight (48) hours prior to Closing (“Walk Through Date”), a representative of Purchaser and a representative of Seller shall conduct an onsite walk-through of the unoccupied rental units on the Property to determine whether such unoccupied rental units are in “rent ready condition”, defined below. With respect to any rental unit that is vacated more than five (5) days prior to Closing that Seller has not placed in a “rent ready condition” Purchaser shall receive a credit against the Purchase Price at Closing in the amount of $750 per such unit. As used herein, “rent ready condition” means Seller’s practice and procedures, as of the date of this Agreement, for placing units in “rent ready condition”. Nothing contained in this Section 7(C) shall be construed as limiting Purchaser’s rights and Seller’s obligations under the other provisions of this Agreement.
D.    Seller shall pay (a) all State, County and City real estate transfer taxes, if any, (b) the cost for a standard ALTA Owner’s Policy of Title Insurance, (c) one half (1/2) of the recording fees required in connection with recording the Special Warranty Deed, and (d) one half (1/2) of the Escrow Holder’s escrow fee. Purchaser shall pay (a) one half (1/2) of the recording fees required in connection with the recording the Special Warranty Deed, (b) one half (1/2) of the Escrow Holder’s escrow fee, (c) the premium associated with the issuance of the Title Policy for any extended ALTA coverage and the cost of any endorsements to the Title Policy, (d) any costs of an updated survey, and (e) all of Purchaser’s financing costs. Each party shall pay its own attorney’s

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fees. All other closing costs shall be paid in accordance with the custom of the County in which the Property is located.
8.    A.    Procedure for Closing. At the Closing, the Seller shall deliver to the Purchaser:
(1)    A Special Warranty Deed (the “Deed”) in the form attached as Exhibit “H”, duly executed and acknowledged by Seller and in form for recording, subject only to the Permitted Exceptions.
(2)    An assignment of all Leases, rents and security deposits (the “Assignment of Leases”) in the form attached as Exhibit “I” from Seller to Purchaser who shall assume all of Seller’s obligations as landlord under such Leases arising from and after the Closing Date.
(3)    Executed Leases and Contracts (or copies thereof if the originals are not in Seller’s possession) shall be made available at the Premises.
(4)    A bill of sale (the “Bill of Sale”) in the form attached as Exhibit “J” transferring and selling all right, title and interest in and to the Personal Property.
(5)    Signed notices to all tenants and other occupants of the Premises in the form attached as Exhibit “K”, advising them of the sale of the Premises and directing them where to send all future rent and notices.
(6)    Resolutions of Seller authorizing the sale of the Premises pursuant to this Agreement, and the authority of the officer executing the closing documents on behalf of Seller.

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(7)    An Assignment of the Contracts, (“Assignment of Contracts”) in the form attached as Exhibit “L”, from Seller to Purchaser who shall assume all of Seller’s obligations such Contracts arising from and after the Closing Date.
(8)    A closing statement executed by Seller.
(9)    Any additional documents reasonably required by the “Title Company” (as hereinafter defined), including without limitation, a gap indemnity and owner’s affidavit.
(10)    A non-foreign affidavit to assure Seller’s compliance with Section 1445 of the Internal Revenue Code of 1986, as amended.
(11)    Any additional documents reasonably required to effectuate the intent and purpose of this Agreement without imposing any additional liability or cost to Seller.
B.    At Closing, Purchaser shall deliver:
(1)    The balance of the Purchase Price required pursuant to Article 2.C. above, together with all adjustments, if any, in favor of the Seller as required hereunder.
(2)    An executed counterpart of the Assignment of Leases assuming all of the liabilities thereunder accruing from and after the Closing Date.
(3)    An executed counterpart of the Assignment of Contracts assuming all of the liabilities and obligations thereunder accruing from and after the Closing Date.
(4)    A closing statement executed by Purchaser.
(5)    Any additional documents reasonably required by the Title Company.
(6)    Any additional documents reasonably required to effectuate the intent and purpose of this Agreement without imposing any additional liability or cost to Purchaser.

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C.    The Closing and Purchaser’s obligation to consummate the transactions contemplated by this Agreement and the exhibits attached hereto are subject to the satisfaction of the following conditions (which can be waived by Purchaser, and shall be deemed to have been waived by Purchaser upon consummation of Closing) (collectively, the “Purchaser’s Conditions Precedent”):
(1)    Title Company’s commitment to issue on or before the Closing Date a standard form Owner’s Policy of Title Insurance on Chicago Title Insurance Company paper with extended coverage and in the form required pursuant to Section 9 hereof (the “Title Policy”) in the amount of the Purchase Price, insuring Purchaser as the fee simple owner of the Land, subject only to the Permitted Exceptions.
(2)    Seller’s representations and warranties contained in Section 6 of this Agreement shall be true and correct in all material respects as of the Closing.
(3)    No action, suit, litigation or other proceeding shall be pending or threatened in writing which affects Seller or the Property (except for (i) any actions by Seller to evict tenants in accordance with the Leases and applicable law, and (ii) any matter covered by Seller’s current insurance policy(ies) [except to the extent such matter could result in a claim against the Property as determined by competent legal counsel unless Seller delivers to Purchaser at Closing an indemnity agreement for such matters in an amount not to exceed $200,000, which indemnity agreement shall be in form and substance reasonably approved by Purchaser], in each case provided all related pleadings and information related thereto reasonably requested by Purchaser have been provided to Purchaser, to the extent in Seller’s possession or control).

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(4)    Seller shall have performed all of Seller’s obligations under this Agreement in all material respects.
Neither Purchaser nor Seller shall willingly or in bad faith act or fail to act for the purpose of permitting any of the Purchaser’s Conditions Precedent to fail. If any of the Purchaser’s Conditions Precedent are not timely satisfied or waived for any reason (other than due to an act or omission of Purchaser or Seller in default hereunder for which the remedies under Section 16 and 17 shall apply) by not later than the Closing Date, then this Agreement and the rights and obligations of Purchaser and Seller hereunder shall terminate, and this Agreement shall be of no further force or effect, except for those matters which, by the express terms of this Agreement, survive the termination of this Agreement, and the Deposit (including the Non-Refundable Deposit), shall be returned to Purchaser.
9.    Title Objections; Survey and Permitted Exceptions.
A.    Seller, within three (3) days after the full execution of this Agreement shall make an application to obtain an ALTA title insurance commitment issued on Chicago Title Insurance Company paper (the “Title Commitment”) from Escrow Agent (the “Title Company”) and shall cause the delivery of a copy thereof together with legible copies of all documents shown as exceptions (or otherwise referenced) therein to each of the attorneys for Seller and Purchaser. The premium for the Owner's Title Policy to be provided to the Purchaser (but not the premium or any other costs for any endorsements required or obtained by Purchaser or for any mortgagee title insurance policy or endorsements thereto required by Purchaser’s lender) shall be paid by Seller. Purchaser and Seller will share equally the escrow closing fees charged by the Escrow Agent.
B.    If the Title Commitment obtained by Purchaser discloses any encroachments, lien, defect, violation, encumbrance, easement, restrictive covenant, security interest, judgment, tax

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lien or any other matter affecting title to the Property (collectively “Objections”), Purchaser shall have until ten (10) days prior to the end of the Inspection Period within which to give Seller notice (“Objection Notice”) of its objections to any Objections, or, with respect to such Objections not of record on the date of the initial Title Commitment, five (5) days following its receipt of such continuation of Title Commitment disclosing the basis for such new Objections, within which to give Seller notice (“New Defect Objection Notice”) of its objections to any such new Objections. If Purchaser does not give an Objection Notice or New Defect Objection Notice to Seller within such time period, Purchaser shall be deemed to have approved the title as shown on such Title Commitment, or continuation of Title Commitment, as the case may be, and any such matters shall become Permitted Exceptions. If Purchaser provides timely the Objection Notice and/or New Defect Objection Notice, Seller shall have three (3) days after receipt of Purchaser’s Objection Notice or New Defect Objection Notice (the “Title Cure Period”) in which to elect, by written notice to Purchaser (“Seller’s Title Notice”), either (i) to cure Purchaser’s Objections set forth in the Objection Notice or New Defect Objection Notice, as applicable, or (ii) not to cure Purchaser’s Objections set forth in the Objection Notice or New Defect Objection Notice, as applicable; provided, however, notwithstanding the foregoing, subject to Section 9.C., Seller shall have no obligation whatsoever to cure or attempt to cure any of Purchaser’s Objections except for Must-Remove Items (as defined below). In the event that Seller fails to provide such written notice of its election to proceed under either clause (i) or (ii) above, Seller shall be deemed to have elected clause (ii) above. If Purchaser provides timely the Objection Notice and/or New Defect Objection Notice and all of Purchaser’s Objections are not cured (or agreed to be cured by Seller prior to Closing) within the Title Cure Period for any reason, then, within three (3) days after receipt or deemed receipt of Seller’s Title Notice, Purchaser shall elect, by written notice to Seller, as its sole and exclusive remedy (subject

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to Section 9.C), waiving all other remedies, either to (x) acquire the Premises subject to such Objection (which shall be a Permitted Exception) without any reduction in the Purchase Price; or (y) to terminate this Agreement. In the event that Purchaser fails to provide to Seller such written notice of its election to proceed under either clause (x) or (y) above, Purchaser shall be deemed to have elected clause (x) above. In the event Purchaser so elects to terminate this Agreement, the Escrow Agent shall (i) in connection with any Objection Notice, return the Deposit (other than the Non-Refundable Deposit) to Purchaser, or (ii) in connection with any New Defect Objection Notice return the Deposit (including Non-Refundable Deposit) to Purchaser. Upon Purchaser’s receipt of the Deposit (or the applicable portion thereof), this Agreement shall terminate and neither party shall have any further obligation or liability to the other.
C.    The existence of liens or encumbrances shall not be deemed the basis for an Objection provided Seller causes the same to be removed from the Title Policy by executing or causing to be executed, and delivering to the Title Company prior to Closing, instruments in form and substance acceptable to the Title Company necessary to omit same from the Title Policy. Seller shall not be required to bring any action or incur any expense in order to render title marketable; provided, however, notwithstanding anything contained in this Agreement to the contrary, the Seller shall be required to remove (i) all judgments, mortgages, and liens voluntarily created by Seller, encumbering the Premises and that can be removed of record by the payment of a liquidated sum certain, (ii) matters created by on or behalf of Seller after the date of the Title Commitment, and (iii) any matters Seller agrees in writing to cure (collectively, “Must-Remove Items”).

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D.    The Purchaser shall have the right, prior to the end of the Inspection Period, to obtain a survey of the Premises (“Purchaser’s Survey”) which Purchaser agrees to order with a third party provider within two (2) business day of the Effective Date. Purchaser may object, on or before the date that is five (5) days following receipt of the Purchaser’s Survey (but no later than ten (10) days prior to the expiration of the Inspection Period) to any adverse matters set forth in such Purchaser’s Survey, whereupon the provisions of Section 9 shall be applicable. Failure of Purchaser to obtain Purchaser’s Survey and/or to object to any matters set forth therein, within the time period set forth above, shall be deemed as waiver of Purchaser’s right to object to any such matters that are shown, or would be shown on such Purchaser’s Survey, and all such matters shall be deemed Permitted Exceptions hereunder.
10.    Broker’s Commission. Each of the parties hereto agrees that it has not dealt with any broker in connection with this transaction except for TIKIJIAN ASSOCIATES (“Broker”). Seller shall pay Broker pursuant to a separate written agreement between Seller and Broker. Seller and Purchaser hereby each agree to indemnify and hold harmless each other from and against any cost, expenses, claim, liability or damage resulting from a breach of the representation and warranty contained in this Paragraph 10 and from any claim by any other broker claiming through the violating party in connection with this transaction. The party whose actions or alleged commitment for, the basis of such claim shall bear all expenses, costs, etc. referred to in this paragraph. The provisions of this paragraph 10 shall survive the Closing Date.
11.    Casualty or Condemnation.
(a)    Seller shall promptly notify Purchaser if all or any part of the Premises is damaged or destroyed in whole or in part by fire or other cause, or taken (or threatened in writing to be taken) in whole or in part by right of eminent domain, condemnation or similar action (or

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conveyance in lieu thereof). If after the Effective Date and prior to the delivery of the deed hereunder all or a material part of the Premises is damaged or destroyed in whole or in part by fire or other cause, or taken (or threatened in writing to be taken) in whole or in part by right of eminent domain, condemnation or similar action (or conveyance in lieu thereof) Purchaser may, by written notice given to Seller, within ten (10) business days after receipt of notice of such damage, destruction, or taking cancel this Agreement, whereupon this Agreement shall cease, terminate and come to an end, and neither party shall have any rights or liabilities against or to the other and the lien, if any, of Purchaser against the Premises shall wholly cease, and Purchaser shall be entitled to the return of the Deposit (including the Non-Refundable Deposit). For the purposes of this paragraph 11 (a) “material part of the Premises” shall mean damage or destruction or taking (i) the cost of which shall exceed 1% of the Purchase Price, (ii) which results in a reduction of (a) more than 5% of the parking spaces at the Property or (b) a number of parking spaces such that the parking at the Property is not in compliance with applicable law (other than a legal non-conformity), or (c) access to the Property, or (iii) which results in any non-conformity (other than a legal non-conformity) with respect to applicable zoning requirements.
(b)    If prior to the delivery of the deed hereunder an immaterial (anything other than “material”) part of the Premises is damaged or destroyed in whole or in part by fire or other cause or taken (or threatened in writing to be taken) by right of eminent domain, condemnation or similar action (or conveyance in lieu thereof) (and not repaired, in Seller’s sole discretion, without any obligation to do so, prior to Closing), or if a material part of the Premises is damaged or destroyed or taken (or threatened in writing to be taken) and neither party has cancelled this Agreement in accordance with the provisions of subsection (a) above, then the Seller shall (i) credit on account of the Purchase Price an amount equal to any deductible plus the net proceeds of any casualty and

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rent loss insurance (allocable to the period after Closing) and/or condemnation award actually received by it (the term “net proceeds” as used in this paragraph to mean such proceeds reduced by (aa) the reasonable cost of collection and (bb) the cost of any repairs effected by or on behalf of Seller with Purchaser’s consent, which consent shall not be unreasonably withheld or delayed, or without Purchaser’s consent with respect to repairs of an emergency nature); and (ii) if any such proceeds have not been received by the Seller, transfer and assign to Purchaser, without recourse, all of Seller’s right, title and interest in and to any insurance and/or condemnation proceeds payable to the Seller, and there shall be no abatement or credit on account of the Purchase Price and no duty or obligation on Seller to repair or restore any damage or to make any repairs to the Premises by reason of such fire, casualty or taking or similar action (or conveyance in lieu thereof).
12.    Reserved.
13.    Deposit - Duties of Escrow Agent. The Deposit shall be held by the Escrow Agent, in trust, on the terms hereinafter set forth:
A.    The Escrow Agent shall deposit the Deposit in an interest-bearing escrow account.
B.    The Escrow Agent shall deliver to Seller or to Purchaser, as the case may be, the following portions of the Deposit under the following conditions:
(i)    to Purchaser, the Deposit (other than the Non-Refundable Deposit) upon receipt of written demand therefor signed by Purchaser and made on or prior to the expiration of the Inspection Period, stating that the Purchaser is terminating the Agreement, and the Non-Refundable Deposit to the Seller;
(ii)    To Seller on the Closing Date, the Deposit, provided, closing shall occur pursuant to the Agreement; or

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(iii)    To Seller, the Deposit, upon receipt of written demand therefor (“Seller’s Demand for Deposit”) stating that Purchaser has defaulted in the performance of Purchaser’s obligation to close under this Agreement (subject to any grace/cure periods provided for in Section 17 hereinbelow) and the facts and circumstances underlying such default; provided, however, that the Escrow Agent shall not honor such demand until more than ten (10) days after the Escrow Agent shall have sent a copy of such demand to Purchaser in accordance with the provisions of subparagraph 13.C. of this Agreement, nor thereafter if the Escrow Agent shall have received a “Notice of Objection” (as such quoted term is defined in subparagraph 13.C. of this Agreement) from Purchaser within such ten (10) day period; or
(iv)    To Purchaser, the Deposit, upon receipt of written demand therefor (“Purchaser’s Demand for Deposit”) stating that this Agreement has been terminated due to the occurrence of any of the Refund Conditions, or that Seller has defaulted in the performance of any of Seller’s obligations under this Agreement (subject to any grace/cure periods provided for in Section 16 hereinbelow) and the facts and circumstances underlying the same; provided, however, that the Escrow Agent shall not honor such demand until more than ten (10) days after the Escrow Agent shall have sent a copy of such demand to Seller in accordance with the provisions of Section 19 of this Agreement nor thereafter, if the Escrow Agent shall have received a “Notice of Objection” from Seller within such ten (10) day period.
C.    Within two (2) business days of the receipt by the Escrow Agent of a Seller’s Demand for Deposit or a Purchaser’s Demand for Deposit the Escrow Agent shall send a copy thereof to the other party in accordance with the provisions of Section 19 of this Agreement. The other party shall have the right to object to the delivery of the Deposit by sending written notice (the “Notice of Objection”) of such objection to the Escrow Agent as provided in Section 19 of this

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Agreement which Notice of Objection shall be deemed null and void and ineffective if such Notice of Objection is not received by the Escrow Agent within the time periods prescribed in subparagraph 13.B. of this Agreement. Such notice shall set forth the basis for objecting to the delivery of the Deposit. Upon receipt of a Notice of Objection, the Escrow Agent shall promptly send a copy thereto to the party who sent the written demand.
D.    In the event the Escrow Agent shall have received the Notice of Objection within the time periods prescribed in subparagraph 13.B. of this Agreement, the Escrow Agent shall continue to hold the Deposit until (i) the Escrow Agent receives written notice from Seller and Purchaser directing the disbursement of the Deposit, in which case the Escrow Agent shall then disburse the Deposit in accordance with such direction, or (ii) in the event of litigation between Seller and Purchaser, the Escrow Agent shall deliver the Deposit to the clerk of the court in which said litigation is pending, or (iii) the Escrow Agent takes such affirmative steps as the Escrow Agent may, at the Escrow Agent’s option, elect in order to terminate the Escrow Agent’s duties including, but not limited to, depositing the Deposit in any court within the judicial jurisdiction of where the Premises are located and bring an action for interpleader, the costs thereof to be borne by whichever of Seller or Purchaser is the losing party.
E.    It is agreed that the duties of the Escrow Agent are only as herein specifically provided, and subject to the provisions of subparagraph 13.B., 13.C., 13.D., 13.G. and 13.H. hereof, are purely ministerial in nature, and that the Escrow Agent shall incur no liability whatever except for willful misconduct or gross negligence, as long as the Escrow Agent has acted in good faith. The Seller and Purchaser each release the Escrow Agent from any act done or omitted to be done by the Escrow Agent in good faith in the performance of its duties hereunder.

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F.    The Escrow Agent is acting as a stakeholder only with respect to the Deposit. Upon making delivery of the Deposit in the manner herein provided, the Escrow Agent shall have no further liability hereunder.
G.    The Escrow Agent shall either execute this Agreement or indicate in writing that it has accepted the role of Escrow Agent pursuant to Agreement which in either case will confirm that the Escrow Agent is holding and will hold the Deposit in escrow, pursuant to the provisions of this Agreement.
14.    Inspection Period. Upon execution of this Agreement, that certain Access Agreement dated as of October 16, 2017, by and between Purchaser and Seller (“Access Agreement”) shall automatically terminate and be of no further force or effect, including, without limitation, any surviving indemnification obligations made in the Access Agreement. Within three (3) business days after the Effective Date Seller shall deliver to Purchaser, or make available for Purchaser’s review at the Property, the documents described in Exhibit “G” attached hereto (collectively, the “Evaluation Materials”) to the extent in Seller’s possession (without requirement to request from unaffiliated third parties or incur any expense). Purchaser and its employees, contractors, attorneys, accountants, officers, directors, affiliates, prospective lenders and other parties acting by, through or under Purchaser shall have until the date that is thirty (30) days after the Effective Date (the “Inspection Period”), subject to the rights of tenants under Leases, to inspect the Premises and make such reviews and inquiries and conduct such tests (the “Inquiries”) as in its sole discretion may be warranted. Without limitation of any of the foregoing, (i) Purchaser shall be permitted to meet with the property manager to discuss property operations and Seller shall have the right to have a representative present during such meeting, provided that all meetings and communications with Seller property manager and any other Seller employees shall be coordinated

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and scheduled by Purchaser though and with Seller’s regional property manager Christina Bledsoe, AMP Residential, 920 N Shadeland Avenue, Suite G-1, Indianapolis, Indiana 46219, who can be contacted at 317-653-2641/ cbledsoe@ampresidential.com, and (ii) Purchaser shall be permitted to contact governmental authorities or quasi-governmental authorities to request documents and records, including without limitation current and historical real estate tax assessment information, zoning/building code file review letter, and police and fire reports/incident history. Purchaser shall not permit any mechanic’s or materialmen’s liens or any other liens to attach to the Premises by reason of the performance of any work or the purchase of any materials by Purchaser or any other party in connection with any Inquiries conducted by or for Purchaser. Purchaser shall give notice to Seller at least one (1) business day prior to entry onto the Premises and shall permit Seller to have a representative present during all Inquiries conducted at the Premises. Purchaser shall take all commercially reasonable actions and implement all commercially reasonable protections necessary to ensure that all actions taken in connection with the Inquiries, and all equipment, materials and substances generated, used or brought onto the Premises pose no material threat to the safety of persons or the environment and cause no damage to the Premises or other property of Seller or other persons. All information made available by Seller to Purchaser in accordance with this Agreement or obtained by Purchaser in the course of its Inquiries shall be treated as confidential information by Purchaser, and, prior to the purchase of the Premises by Purchaser, Purchaser shall use commercially reasonable efforts to prevent its employees, agents, representatives, and contractors from divulging such information to any unrelated third parties except as reasonably necessary to third parties engaged by Purchaser for the limited purpose of analyzing and investigating such information for the purpose of consummating the transactions contemplated by this Agreement or to Purchaser’s consultants, lenders, investors or others to verify the due diligence being conducted

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by Purchaser. Purchaser shall be liable for all damage and injury to any person or property resulting from any such Inquiries conducted by or through the Purchaser (whether occurring hereunder or under the Access Agreement), whether occasioned by the acts of Purchaser or any of its employees, agents, representatives, or contractors, and Purchaser shall protect, indemnify, defend and hold harmless Seller from any liability resulting therefrom, provided, however, in no event shall Purchaser indemnify Seller from any of the foregoing arising due to the gross negligence or willful misconduct of Seller or its employees, agents or affiliates, or for existing conditions which are merely discovered by Purchaser or any of any of its employees, agents, representatives, or contractors and are not exacerbated thereby. This indemnification by Purchaser shall survive the closing or any termination of this Agreement for a period of one (1) year and shall not be limited by the provisions of Section 17 hereof. If Purchaser is not satisfied with the results of its Inquiries Purchaser may elect to terminate this Agreement by written notice to Seller and Escrow Agent delivered prior to the expiration of the Inspection Period. If Purchaser shall timely elect to terminate this Agreement in accordance with the terms and provisions of this Section 14, the Escrow Agent shall refund the Deposit (less the Non-Refundable Deposit) to Purchaser. Upon refund of the Deposit (less the Non-Refundable Deposit) as aforementioned, this Agreement shall terminate and neither party shall have any further obligation or liability to the other except for those obligations that are expressly set forth herein to survive termination of this Agreement. If Purchaser shall not terminate this Agreement before the expiration of the Inspection Period, Purchaser’s right of termination pursuant to this Section 14 shall be deemed waived by Purchaser. Notwithstanding anything in this Agreement to the contrary, Purchaser shall not be permitted to perform any invasive or intrusive tests on the Premises without Seller’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned by Seller. Prior to any entry by Purchaser or any of Purchaser’s agents,

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contractors, representatives or employees (Purchaser’s Designees) onto the Premises, Purchaser shall deliver to Seller a Certificate of Insurance, evidencing Purchaser’s, or Purchaser’s Designees’, policy of commercial general liability insurance, issued by an insurer reasonably satisfactory to Seller, covering all Inquiries, with a single limit of liability (per occurrence and aggregate) of not less than $2,000,000.00 and certifying that such insurance is in force and effect, and that Seller has been named as an additional insured thereunder with respect to any Inquiries (such Certificate of Insurance shall be delivered to Seller, at the address for notices set forth in Section 19 of this Agreement). Such insurance shall be written on an “occurrence” basis, and shall be maintained in force until the earlier of (y) the termination of this Agreement, or (z) the Closing.
15.    “AS IS” CONDITION. PURCHASER ACKNOWLEDGES AND AGREES THAT THE PREMISES IS BEING SOLD AND CONVEYED TO PURCHASER AND PURCHASER SHALL, EXCEPT AS PROVIDED IN THIS AGREEMENT AND ANY OF THE DOCUMENTS DELIVERED TO PURCHASER BY SELLER AT CLOSING (“CLOSING DOCUMENTS”), ACCEPT THE PREMISES “AS IS”, WHERE IS, WITH ALL FAULTS”. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN AND IN THE CLOSING DOCUMENTS, SELLER HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PREMISES. WITHOUT LIMITING THE GENERALITY OF THE PRECEDING SENTENCE OR ANY OTHER DISCLAIMER SET FORTH HEREIN, SELLER AND PURCHASER HEREBY AGREE THAT, EXCEPT AS SET FORTH IN THIS AGREEMENT AND IN THE CLOSING DOCUMENTS, SELLER HAS NOT MADE AND IS NOT MAKING ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AS TO (A) THE NATURE OR CONDITION, PHYSICAL OR

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OTHERWISE OF THE PREMISES OR ANY ASPECT THEREOF, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF HABITABILITY, SUITABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE, (B) THE NATURE OR QUALITY OF CONSTRUCTION, STRUCTURAL DESIGN OR ENGINEERING OF THE IMPROVEMENTS OR THE STATE OF REPAIR OR LACK OF REPAIR OF ANY OF THE IMPROVEMENTS, (C) THE QUALITY OF THE LABOR OR MATERIALS INCLUDED IN THE IMPROVEMENTS, (D) THE SOIL CONDITIONS, DRAINAGE CONDITIONS, TOPOGRAPHICAL FEATURES, ACCESS TO PUBLIC RIGHTS-OF-WAY, AVAILABILITY OF UTILITIES OR OTHER CONDITIONS OR CIRCUMSTANCES WHICH AFFECT OR MAY AFFECT THE PREMISES OR ANY USE TO WHICH PURCHASER MAY PUT THE PREMISES, (E) ANY CONDITIONS AT OR WHICH AFFECT OR MAY AFFECT THE PREMISES WITH RESPECT TO ANY PARTICULAR PURPOSE, USE, DEVELOPMENT POTENTIAL OR OTHERWISE, (F) THE AREA, SIZE, SHAPE, CONFIGURATION, LOCATION, CAPACITY, QUANTITY, QUALITY, CASH FLOW, EXPENSES, VALUE, MAKE, MODEL, COMPOSITION, AUTHENTICITY OR AMOUNT OF THE PREMISES OR ANY PART THEREOF, (G) EXCEPT FOR THE LIMITED WARRANTY OF TITLE TO BE EXPRESSLY SET FORTH IN THE DEED, THE NATURE OR EXTENT OF TITLE TO THE PREMISES, OR ANY EASEMENT, RIGHT-OF-WAY, LEASE, POSSESSION, LIEN, ENCUMBRANCE, LICENSE, RESERVATION, CONTRACT, CONDITION OR OTHERWISE THAT MAY AFFECT TITLE TO THE PREMISES, (H) ANY ENVIRONMENTAL, GEOLOGICAL, METEOROLOGICAL, STRUCTURAL, OTHER CONDITION OR HAZARD OR THE ABSENCE THEREOF HERETOFORE, NOW OR HEREAFTER AFFECTING IN ANY MANNER THE PREMISES, INCLUDING, BUT NOT LIMITED TO, THE ABSENCE OF

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ASBESTOS OR ANY ENVIRONMENTALLY HAZARDOUS SUBSTANCE ON, IN, UNDER OR ADJACENT TO THE PREMISES, (1) THE COMPLIANCE OF THE PREMISES OR THE OPERATION OR USE OF THE PREMISES WITH ANY APPLICABLE RESTRICTIVE COVENANTS, OR WITH ANY LAWS, ORDINANCES OR REGULATIONS OF ANY GOVERNMENTAL BODY (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, ANY ZONING LAWS OR REGULATIONS, ANY BUILDING CODES, ANY ENVIRONMENTAL LAWS, AND THE AMERICANS WITH DISABILITIES ACT OF 1990, 42 U.S.C. 12101 ET SEQ. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, VIOLATIONS OF ANY APPLICABLE LAWS, CONSTRUCTION DEFECTS, AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS. EXCEPT AS EXPRESSLY SET FORTH HEREIN AND THE CLOSING DOCUMENTS TO THE CONTRARY, PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS' FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER AT ANY TIME BY REASON OF OR ARISING OUT OF ANY VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING ANY ENVIRONMENTAL LAWS), CONSTRUCTION DEFECTS, PHYSICAL CONDITIONS, AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PREMISES.

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Purchaser shall acquire Seller’s title to the Premises subject to such status of Leases and Contracts that Purchaser elects to assume, or is required to assume, under Section 7(A)(4) as may exist as of the Closing Date in accordance with the terms and provisions of this Agreement, and that Seller has the unqualified right (but not any obligation) to (i) dispossess tenants in accordance with the terms of their respective Leases and applicable law and, and (ii) discharge providers of services where they are in default of any of their obligations to Seller in accordance with their respective vendor agreements and applicable law. Seller shall provide Purchaser with notice of such dispossessions and discharges.
This Section 15 shall survive Closing.
16.    Purchaser’s Remedies. If Seller is in default of this Agreement, for any reason, which default is not cured within two (2) business days after written notice from Purchaser to Seller of such breach (except for breach to close on the Closing Date in accordance with the terms and provisions of this Agreement, for which no notice or cure shall be required or allowed), Purchaser’s sole remedy shall be to (i) terminate this Agreement and receive a return of the Deposit (including the Non-Refundable Deposit), and Seller shall pay to Purchaser any and all “Purchaser’s Costs” (defined below) incurred as of the date of such termination, (ii) sue for specific performance, provided an action therefor is commenced within ninety (90) days of the alleged default, or (iii) only in the event that specific performance is unavailable because Seller has sold the Property to another party or otherwise has willfully taken an action that prevents Purchaser from obtaining specific performance, sue for actual, but not consequential or punitive, damages. Except as expressly provided in the foregoing sentence, in no event shall Purchaser have a right to seek damages from Seller. For purposes of this Agreement, “Purchaser’s Costs” shall mean the actual verifiable expenses incurred by Purchaser, paid or payable to (1) (A) Purchaser’s attorneys in connection with the

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negotiation of this Agreement or the proposed purchase of the Property, (B) to third party consultants in connection with the performance of examinations, inspections and/or investigations of the Property or (C) to any potential lender in connection with any proposed financing of the Property to the extent not covered in Section (2) hereof, such items (A)-(C) in an amount not to exceed, in the aggregate, $75,000, and (2) so long as Purchaser has provided at least two (2) business days prior written notice to Seller of its intention to complete such “rate lock” or “spread lock”, to any potential lender for any non-refundable “rate lock” or “spread lock” deposits or fees or rate cap purchase costs paid not more than five (5) business days prior to the Closing Date in connection with any proposed financing, not to exceed, in the aggregate, the sum of $650,000.00. Seller’s obligation to pay the Purchaser’s Costs shall survive any termination of this Agreement.
17.    Seller’s Remedies. If Purchaser shall fail to Close as required by the terms of this Agreement, or if Purchaser otherwise defaults hereunder, which default is not cured within two (2) business days after written notice from Seller to Purchaser of such breach (except for breach to close on the Closing Date in accordance with the terms and provisions of this Agreement, for which no notice or cure shall be required or allowed), then the Deposit shall be paid to Seller by the Escrow Agent as agreed upon liquidated damages and the sole and only remedy for the Purchaser’s default. In connection with the foregoing, the parties recognize that Seller will incur expense in connection with the transaction contemplated by this Agreement and that the Premises will be removed from the market and further, that it is extremely difficult and impractical to ascertain the extent of detriment to Seller caused by the breach by Purchaser under this Agreement and the failure of the consummation of the transaction contemplated by this Agreement or the amount of compensation Seller should receive as a result of Purchaser’s breach or default.

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18.    Assignment. Except for an assignment to a to-be-formed single asset entity “controlled” by: (i) Steadfast Asset Holdings, Inc., a California corporation, or Steadfast Apartment REIT III, Inc., a Maryland corporation; or (ii) a separate entity owned directly or indirectly by either of the foregoing, in which event no consent of Seller is required, the Purchaser shall not assign its rights under this Agreement without the prior written consent of Seller, which consent shall not be unreasonably withheld. No assignment shall relieve the Purchaser of its obligations hereunder unless and until Closing shall occur, nor shall any assignment cause any delay to the Closing. Except as contemplated in Section 20, in no event shall Seller be permitted to assign its interests under this Agreement.
19.    Notices. All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and delivered to the party to which the notice, demand or request is being made by overnight courier service, such as Federal Express, with a signature required for delivery, by hand, or by facsimile or email transmission (and followed by another form of delivery) with confirmation of receipt, as follows:

To the Seller:	TEG AVERY POINT LLC
c/o The Embassy Group LLC
382A Route 59, Suite 101
Airmont, New York 10952
Attn.: David Willner
Email: david@theembassygroupllc.com

With a copy to:	Silberberg & Klein LLP
Howell Township Municipal Building
4553 Route 9 North
Howell, New Jersey 07731
Attn.: Morris Silberberg, Esq.
Email: msilberberg@sklawgroup.com

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To the Purchaser:	Steadfast Asset Holdings, Inc.
18100 Von Karman, Suite 500
Irvine, CA 92612
ATTN: Ana Marie del Rio, Esq.
Telephone: (949) 852-0700
E-mail: AnaMarie.delRio@Steadfastco.com

With a copy to:	Bryan Cave LLP
3161 Michelson Drive, Suite 1500
Irvine, CA 92612
Attention: Vanessa A. Sunshine
Phone: (949) 223-7122
Email: Vanessa.sunshine@bryancave.com

Escrow Agent:	Madison Title Agency LLC
1125 Ocean Avenue
Lakewood, New Jersey 08701
Attention: Chava Halberstadt
Email: CHalberstadt@madisontitle.com
Phone: (732) 333-2257

Notices and other communications provided in compliance with this Section shall be deemed to be effective upon the date of receipt by the addressee or rejection of receipt by the addressee. A party receiving a notice which does not comply with the technical requirements for notice under this Section may elect to waive any deficiencies and treat the notice as having been properly given. Notices signed by, or addressed to, the respective attorneys for the parties shall be deemed sufficient within the meaning of this paragraph as notice from or to such parties, without the signatures of the parties themselves if sent as provided herein.
20.    Tax-Free Exchange. Purchaser and/or Seller may consummate the purchase or sale of the Property as part of a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code, as amended. If Purchaser or Seller requests (“Requesting Party”), the other party (“Other Party”) agrees to reasonably cooperate with the Requesting Party with respect to such exchange, including without limitation, consenting to an assignment of this Agreement to a tenancy-in-common ownership structure and/or a qualified intermediary; provided: (i) there shall be no delay in the Closing Date; (ii) the Requesting Party shall not be released from its obligations under this Agreement and the Requesting Party shall remain obligated to purchase or sell the Property; (iii)

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the Other Party does not assume any additional liabilities or obligations, including fees and costs, or any personal liability as a result of the exchange or attempted exchange; (iv) the Requesting Party shall continue to be liable for any matters arising prior to the date of exchange and caused by the actions or omissions of the Requesting Party in breach of any provision of this Agreement; and (v) the Requesting Party shall indemnify and hold the Other Party harmless and defend the Other Party from any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys' fees and expenses and court costs) of any kind and nature in connection with such like-kind exchange for benefit of the Requesting Party or the Other Party’s cooperation to accomplish such like-kind exchange . The Other Party will not be obligated to take title to any other property pursuant to any such exchange. The terms and provisions of this Section 20 shall survive Closing or any termination of this Agreement indefinitely.
21.    Entire Agreement. This Agreement together with Exhibits annexed hereto and made a part hereof contains all of the terms agreed upon between the parties with respect to the subject matter hereof.
22.    Modification and Delivery. This Agreement may not be changed, modified or terminated, except by an instrument executed by the parties hereto who are or will be affected by the terms of such instrument. This Agreement shall not be binding upon Seller or Purchaser nor shall either party have any obligation to the other unless and until both parties shall have executed a copy of this Agreement and thereafter delivered it to the other.
23.    Waiver. No waiver by either party of any failure or refusal to comply with its obligations shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

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24.    Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall bind the heirs, executors, administrators, successors and assigns of the respective parties.
25.    Severability. If any term or provisions of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.
26.    Recordation Not Permitted. In no event shall this Agreement, or any memorandum hereof be recorded in the official or public records where the Premises are located, and any such recordation or attempted recordation shall constitute a default under this Agreement by the party responsible for such recordation or attempted recordation.
27.    Counterparts. This Agreement may be executed in two or more counterparts each of which when executed and delivered as prescribed shall constitute an original. This Agreement may be executed and shall be binding if executed with or by facsimile, digital or email signature.
28.    Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Indiana.
29.    Lead Based Paint Disclosure. Seller and Purchaser hereby acknowledge delivery of the Lead Based Paint Disclosure attached as Exhibit E hereto. The provisions of this Section 29 shall survive the Closing.
30.    Reserved.

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31.     Saturday, Sunday or Legal Holiday. If the date for performance falls on a Saturday, Sunday or legal holiday, then the date for performance shall be extended to the next business day.
32.    Time is of the Essence. Time is of the essence with respect to performance under this Agreement.
33.    Record Access and Retention. For a period of up to eighteen (18) months after Closing, upon Purchaser’s reasonable request, Seller shall after the Closing (i) provide Purchaser with reasonable access to, and the right to inspect, Seller’s financial information and historical books and records (the “3-14 Audit Information”) in connection with the preparation by Purchaser’s auditors (or the auditors of Purchaser’s parent company) of a SEC Regulation S-X 3-14 Audit (“S-X 3-14 Audit”) of certain operating revenues and expenses with respect to the Property. Seller further agrees to provide Purchaser’s auditors (or the auditors of Purchaser’s parent company) with reasonable access to Seller’s books and records relating to the Property as otherwise reasonably required to complete any such S-X 3-14 Audit. Notwithstanding the foregoing, (x) in no event shall Seller be required to provide a management representation letter or make any representation or warranty with respect to the 3-14 Audit Information, (y) in no event shall Seller be required to prepare any reports or data with respect to any 3-14 Audit and Sellers sole obligation with respect to the 3-14 Audit Information shall be to provide Purchaser reasonable access to financial information and books and records in Seller’s possession, and (z) Purchaser, for itself and all of Purchaser’s Representatives, hereby waives any and all claims against Seller and each Seller Released Party with respect to the information comprising the 3-14 Audit Information and the compilation of the S-X 3-14 Audit. The terms and conditions of this Section 31 shall survive the Closing.
NO FURTHER TEXT ON THIS PAGE

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IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first written above.
SELLER:

TEG AVERY POINT LLC

By: _/s/ Yshia David Willner______________________________
Yshia David Willner, Managing Member

PURCHASER:

STEADFAST ASSET HOLDINGS, INC.,
                a California corporation

By: _/s/ Dinesh Davar___________________________________
Name:    Dinesh Davar
Title: Chief Financial Officer

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The undersigned has executed this Agreement solely to confirm its acceptance of the duties of Escrow Agent as set forth in paragraph 13 hereof.

ESCROW AGENT:

MADISON TITLE AGENCY, LLC

By:    _/s/ Samuel M. Shiel_________________________
Name: Samuel M. Shiel
Title: Senior Counsel VP

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TABLE OF CONTENTS

EXHIBIT
A        Property Description
B        [Reserved]
C        Rent Roll
D        Contracts
E        Lead Based Paint Disclosure
F        Personal Property
G        Evaluation Materials
H        Form of Deed
I        Form of Assignment of Leases
J        Form of Bill of Sale
K        Form of Tenant Notice
L        Form of Assignment of Contracts

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EXHIBIT A

Property Description

All that certain lot, piece or parcel of land, with the buildings and improvements thereon erected, situate, lying and being in the City of Indianapolis, County of Marion, State of Indiana.
TRACT 1
Part of the Northwest Quarter of the Northwest Quarter of Section 23, Township 17 North, Range 4 East in Marion County, Indiana, more particularly described as follows:

Beginning at the Northwest corner of the said Quarter Section; thence South 89 degrees 57 minutes 13 seconds East (assumed bearing) along the North line thereof 1184.90 feet to the apparent Northwestern right of way of the Norfolk and Western Railroad; thence South 27 degrees 27 minutes 00 seconds West along the said apparent right of way 1490.87 feet to the South line of the said Quarter Section; thence North 89 degrees 55 minutes 26 seconds West along the said South line 490.64 feet to the Southwest corner of the said Quarter Quarter Section; thence North 00 degrees 18 minutes 11 seconds West along the West line of said Quarter Quarter Section 1323.34 feet to the Point of Beginning.
EXCEPT:
Part of the Northwest Quarter of the Northwest Quarter of Section 23, Township 17 North, Range 4 East in Marion County, Indiana, more particularly described as follows:

Commencing at the Northwest corner of the said Quarter Quarter Section; thence South 00 degrees 18 minutes 11 seconds East (assumed bearing) along the West line of the said Quarter Quarter Section 438.40 feet to the Point of Beginning; thence South 76 degrees 14 minutes 32 seconds East 602.46 feet to a curve having a radius of 225.94 feet, the radius point of which bears North 13 degrees 45 minutes 28 seconds East; thence Northeasterly along said curve 300.91 feet to a point which bears South 62 degrees 33 minutes 00 seconds East from said radius point; thence North 27 degrees 27 minutes 00 seconds East 524.54 feet to the North line of the said Quarter Quarter Section; thence South 89 degrees 57 minutes 13 seconds East along the said North line 78.85 feet; thence South 27 degrees 27 minutes 00 seconds West 560.83 feet to a curve having a radius of 295.94 feet, the radius point of which bears North 62 degrees 33 minutes 00 seconds West; thence Southwesterly along said curve 394.14 feet to a point which bears South 13 degrees 45 minutes 28 seconds West from said radius point; thence North 76 degrees 14 minutes 32 seconds West 584.92 feet to the West line of the said Quarter Quarter Section; thence North 00 degrees 18 minutes 11 seconds West along the said West line 72.16 feet to the point of beginning.

TRACT 2

Part of the Northeast Quarter of the Northeast Quarter of Section 22, Township 17 North, Range 4
East, of the Second Principal Meridian, in Marion County, Indiana, more particularly described as follows:

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Commencing at the Southwest corner of the said Quarter Quarter Section; thence North 89 degrees 40 minutes 25 seconds East (assumed bearing) along the South line of the said Quarter Quarter Section 604.25 feet to the Point of Beginning; thence North 00 degrees 14 minutes 32 seconds West parallel with the West line of the said Quarter Quarter Section 549.95 feet to a curve having a radius of 285.00 feet, the radius point of which bears North 89 degrees 45 minutes 28 seconds East; thence Northerly along said curve 210.80 feet to a point which bears North 47 degrees 51 minutes 47 seconds West from said radius point; thence North 47 degrees 51 minutes 47 seconds West 70.00 feet to a point on a curve having a radius of 355.00 feet, the radius point of which bears South 47 degrees 51 minutes 47 seconds East; thence Northeasterly along said curve 233.10 feet to a point which bears North 10 degrees 14 minutes 32 seconds West from said radius point; thence North 79 degrees 45 minutes 28 seconds East 100.00 feet to a curve having a radius of 785.00 feet, the radius point of which bears South 10 degrees 14 minutes 32 seconds East; thence Easterly along said curve 328.82 feet to a point which bears North 13 degrees 45 minutes 28 seconds East from said radius point; thence South 76 degrees 14 minutes 32 seconds East 80.64 feet to the East line of the said Quarter Quarter Section; thence South 00 degrees 18 minutes 11 seconds East along the said East line 884.95 feet to the Southeast corner of the said Quarter Quarter Section; thence South 89 degrees 40 minutes 25 seconds West along the South line of the said Quarter Quarter Section 727.25 feet to the Point of Beginning.

EXCEPT, that part conveyed to the Consolidated City of Indianapolis by Warranty Deed dated September 20, 1985 and recorded December 27, 1985 as Instrument No. 85-114060, more particularly described as follows:

Part of the Northeast Quarter of the Northeast Quarter of Section 22, Township 17 North, Range 4 East in Marion County, Indiana, more particularly described as follows:

Commencing at the Southwest corner of the said Quarter Quarter Section; thence North 89 degrees 40 minutes 25 seconds East (assumed bearing) along the South line of the said Quarter Quarter Section 534.25 feet to the Northwest corner of a strip of land set out as public right-of-way for Craig Street, per Grant of Right-of-Way, recorded as Instrument No. 84-48296 in the Office of the Recorder of Marion County, Indiana; thence continuing North 89 degrees 40 minutes 25 seconds East along the South line of the said Quarter Quarter Section and the North line of said right-of-way 70.00 feet to the Northeast corner of said right-of-way; thence North 00 degrees 14 minutes 32 seconds West parallel with the West line of the said Quarter Quarter Section 549.95 feet to a curve having a radius of 285.00 feet, the radius point of which bears North 89 degrees 45 minutes 28 seconds East; thence Northerly along said curve 210.80 feet to the Point of Beginning which bears North 47 degrees 51 minutes 47 seconds West from said radius point; thence North 47 degrees 51 minutes 47 seconds West 70.00 feet to a curve having a radius of 355.00 feet, the radius point of which bears South 47 degrees 51 minutes 47 seconds East; thence Northeasterly along said curve 233.10 feet to a point which bears North 10 degrees 14 minutes 32 seconds West from said radius point; thence North 79 degrees 45 minutes 28 seconds East 100.00 feet to a curve having a radius of 785.00 feet, the radius point of which bears South 10 degrees 14 minutes 32 seconds East; thence Easterly along said curve 328.82 feet to a point which bears North 13 degrees 45 minutes 28 seconds East from said radius point;

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thence South 76 degrees 14 minutes 32 seconds East 80.64 feet to a point on the East line of the said Quarter Quarter Section, said point bears South 00 degrees 18 minutes 11 seconds East 438.40 feet from the Northeast corner of the said Quarter Quarter Section; thence South 00 degrees 18 minutes 11 seconds East along the East line 72.16 feet; thence North 76 degrees 14 minutes 32 seconds West 98.18 feet to a curve having a radius of 715.00 feet, the radius point of which bears South 13 degrees 45 minutes 28 seconds West; thence Westerly along said curve 299.50 feet to a point which bears North 10 degrees 14 minutes 32 seconds West from said radius point; thence South 79 degrees 45 minutes 28 seconds West 100.00 feet to a curve having a radius of 285.00 feet; the radius point of which bears South 10 degrees 14 minutes 32 seconds East; thence Southwesterly along said curve 187.13 feet to the Point of Beginning.

NOTE: Being Parcel No. 4003598, 4026692 and 4026688, of the City of Indianapolis, County of
Marion.

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EXHIBIT B
[Reserved]

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EXHIBIT C
Rent Roll
[See attached]

[INTENTIONALLY OMITTED]

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EXHIBIT D

Contracts

[See attached]

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EXHIBIT E

Lead Based Paint Disclosure

[See attached]

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Disclosure of Information on Lead-Based Paint and/or Lead-Based Paint Hazards

Lead Warning Statement

Every purchaser of any interest in residential real property on which a residential dwelling was built prior to 1978 is notified that such property may present exposure to lead from lead-based paint that may place young children at risk of developing lead poisoning. Lead poisoning in young children may produce permanent neurological damage, including learning disabilities, reduced intelligence quotient, behavioral problems, and impaired memory. Lead poisoning also poses a particular risk to pregnant women. The seller of any interest in residential real property is required to provide the buyer with any information on lead-based paint hazards from risk assessments or inspections in the seller's possession and notify the buyer of any known lead-based paint hazards. A risk assessment or inspection for possible lead-based paint hazards is recommended prior to purchase.

Seller's Disclosure

(a) Presence of lead-based paint and/or lead-based paint hazards (check (i) or (ii) below):

(i) ______ Known lead-based paint and/or lead-based paint hazards are present in the housing (explain).

____

(ii) __X__ Seller has no knowledge of lead-based paint and/or lead-based paint hazards in the housing.

(b) Records and reports available to the seller (check (i) or (ii) below):

(i) ______ Seller has provided the purchaser with all available records and reports pertaining to lead-based paint and/or lead-based paint hazards in the housing (list documents below).

____

(ii) __X__ Seller has no reports or records pertaining to lead-based paint and/or lead-based paint hazards in the housing.

Purchaser's Acknowledgment (initial)

(c) _______ Purchaser has received copies of all information listed above.

(d) _______ Purchaser has received the pamphlet *Protect Your Family from Lead in Your Home.*

(e) Purchaser has (check (i) or (ii) below):

(i) _____ received a 10-day opportunity (or mutually agreed upon period) to conduct a risk assessment or inspection for the presence of lead-based paint and/or lead-based paint hazards; or

(ii) _____ waived the opportunity to conduct a risk assessment or inspection for the presence of lead-based paint and/or lead-based paint hazards.

Agent's Acknowledgment (initial)

(f) _______ Agent has informed the seller of the seller's obligations under 42 U.S.C. 4852d and is aware of his/her responsibility to ensure compliance.

Certification of Accuracy

The following parties have reviewed the information above and certify, to the best of their knowledge, that the information they have provided is true and accurate.

TEG AVERY POINT LLC by:

Seller	Date	Seller	Date
Purchaser	Date	Purchaser	Date
Agent	Date	Agent	Date

54

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EXHIBIT F

Personal Property

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EXHIBIT G
Evaluation Materials

Document		Delivered (Date)	Not applicable to Property	Not available to Owner
CONSTRUCTION / REHABILITATION
1	Plans & Specifications: Site plan and most current civil, landscape, architectural, structural mechanical, electrical and fire protection plans, including elevations
2	Construction contracts, if any, including for all work completed in past 3 years
3	Current capital improvements with schedule (past 3 years) and Capital expenditure budget for next 3 years
4	Detailed unit-by-unit list of upgraded vs. non-upgraded units (if applicable)
5	Warranties in effect, if any (construction, roof, mechanical equipment, etc.)
6
All licenses, permits, and governmental approvals, including business license (with expiration date & annual costs), fictitious business name statements and building permits (showing placed in service/completion dates)

7	Certificate(s) of Occupancy for all buildings
8	List and description of tenant or common area work in progress, if any
9	Copies of all governmental correspondence or notices pertaining to the property, including but not limited to building code, health code, zoning and fire code
10	Maintenance records/work orders, including water intrusion log, for past 12 mos.
11	Operation & Maintenance (O&M) Manuals, if any, for maintenance of equipment or hazardous materials
12
If new construction, list of all consultants and contractors for the work completed to date
a. Asphalt company
b. Concrete company
c. Excavating/Grading contractor
d. MEP contractor (utilities)
e. Soils Engineer
f. Surveyor (who laid out the development)

13	If new construction, confirmation if the current roads in the undeveloped area have a base under the asphalt, as well as the depth of the utilities and the sleeves.
14	If new construction, details on brick and asphalt shingles finishes (to match for balance of the buildings)
FINANCIAL
1	Financial/Operating Statements: Trailing-12, YTD & 3-yr historical; 3-yrs Audited Financial Statements if available.
2
General Ledger: prior year, most recent quarter-end & YTD, in Excel format (If a REIT 3-14 audit applies, key to receive - provides additional support to help substantiate the revenue recording/collection process).

3
Tax bills: Real Property and Personal Property bills and Assessment notices, current and past 3 years, with proof of payment (including special assessments or districts and all documentation concerning appeals)

4	Accounts Payable Aging Detail: prior year, most recent quarter-end & YTD
5	Aged Delinquency Report (showing total rent outstanding) with status of any files placed for eviction or collection

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Document		Delivered (Date)	Not applicable to Property	Not available to Owner
6	Utility bills for any master-metered utility expenses and any resident unit utilities paid by the Property: past 12 months. Access to utility billing site is preferred, if applicable.
7	List of meters, account numbers and any required deposits (typically for gas, electric, water or phone)
8	Operating budget, current year and/or next available
9	Tax returns, past 3 years - For company purchases only
10
Loan documents (full closing binder), most recent payment statement from lender/servicer, and all material correspondence and/or notices given to or received from lender/servicer - For loan assumptions only

MANGAEMENT / LEASING / OPERATIONS
1
Monthly rent rolls, prior year and YTD, in Excel. To include all lease charges broken out, to include monthly rent, security deposits, financial concessions, other concessions, lease term, extension options, defaults (financial or otherwise), unit square footage and such other information as Buyer may require. (If a REIT 3-14 audit applies, key to receive - provides additional support to help substantiate the revenue recording/collection process).

2
Current leases for all tenants with all available tenant correspondence files, including amendments/letters/agreements/default notices given or received, with all historical litigation pleadings, if any. PLEASE INDICATE FORMAT OF LEASE FILES – HARD COPY OR ELECTRONIC – ACCESS TO ELECTRONIC FILES IS PREFERRED.

3	Current form of lease with all addenda
4	List of leases under negotiation or currently out for signature
5	Market Rent Survey
6	Occupancy history, monthly for past 3 years and current YTD
7	Current staff list (names, titles, hire dates, salary, unit info, hours per week, list of benefits, commissions offered, if any)
8	Job descriptions for staff positions
9	Worker’s Comp insurance loss run history, including Experience Modification Rate, for current management company (YTD & past 3 yrs.)
10	OSHA 300 Log (most recent 3 years)
11	Amenity Report (listing amenities per unit type, with any adjustment in rent) - current
12	Resident Demographics Report - current
13	List of all active (within last 6 mos.) vendors utilized at the property, including name, function, contact information
14	All operating and management service contracts, including but not limited to:
a. Advertising (including any apt. locator services & pay-per-lease agreements)
b. Alarm monitoring (including any fire alarm & security cameras)
c. Cable/TV (including any revenue sharing programs); if none, please indicate so in writing
d. Elevator
Document		Delivered (Date)	Not applicable to Property	Not available to Owner
e. Equipment leases (such as copier, postage machines, key control systems)

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Document		Delivered (Date)	Not applicable to Property	Not available to Owner
f. Fire extinguisher (including any fire sprinkler systems)
g. Furniture rental
h. HVAC
i. Internet (including any leased equipment such as modems and firewalls
j. Janitorial services (including any uniform cleaning services)
k. Landscaping (including any pond/lake maintenance and snow removal)
l. Laundry
m. Pest control (including any termite contracts)
n. Phone (landlines, cell phones, pagers, answering service)
o. Pool (maintenance, emergency phone, etc.)
q. Security (including any on-site courtesy officer arrangements)
r. Trash (including recycling programs); Also a copy of the most recent invoice
s. Revenue Sharing (such as vending machines, pay phones)
t. Collection Recovery
u. Credit/application verification
w. Software (including any property management software such as OneSite, Yardi, etc.)
x. Common Area Services (such as office cleaning, dog waste removal, etc.)
y. Utility Billing by Third Party
z. Gate/Access Systems (including software for programming access cards/remotes)
aa. Towing/Parking Services
bb. Website Domain (including any website hosting)
cc. Boiler Maintenance and Water Treatment
15	Copies of all default and other material notices given or received under any service contracts
16	Copies of all current Certificates of Liability Insurance for any commercial tenants (including laundry and cell towers)
PHYSICAL ITEMS
1	Marketing photos, including aerial photos if available
2	List of fire safety equipment, such as smoke sensors, suppression devices, etc. (including system type, rating, map of locations, etc.)
3	Fire/Life Safety Inspection Report (current) with proof of completion of any required work
4	Current insurance certificates and declarations pages: Evidence of Commercial Property Insurance and Certificate of Insurance
5	Insurance loss run history, past 3 years and YTD (property & general liability)
6	Any existing third party reports, including but not limited to:
a. Certified, as-built ALTA Survey
b. Asbestos, Lead-Based Paint, or Mold Reports and/or Operations & Maintenance (O&M) Plans
c. Engineering study or inspection (structural or otherwise)
d. Phase I Environmental, with any Radon Testing Results
e. Property Condition Report

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Document		Delivered (Date)	Not applicable to Property	Not available to Owner
Document		Delivered (Date)	Not applicable to Property	Not available to Owner
f. Soils/Geotechnical and, if new construction, concrete
g. Termite
TITLE & AGREEMENTS
1	Existing Owner’s Title Insurance Policy and current Title Insurance Commitment with copies of all recorded documents referenced therein
2	Zoning: any reports, compliance letters, maps, ordinances, amendments, CC&R’s, special use permits, etc.
3	Pending litigation summary and copies of all pleadings, if applicable
4	Governmental Agreements: Any city or county development agreements, bonds, tax increment financing agreements, municipal utility agreements, etc.
5
Condo / Association documents, if applicable (articles of incorporation, bylaws, CC&R’s, Declaration of Horizontal Regime, budgets, material notices, rules and regulations, names of officers/directors, contact information, etc.)

IF PROPERTY IS SUBJECT TO CONDO, HOA OR OTHER ASSOCATION, PLEASE ALSO INDICATE WHETHER SELLER CONTROLS THE ASSOCIATION OR HAS ELECTED/APPOINTED ANY OFFICERS/DIRECTORS, in which event we also need: all contracts to which the association is a party (including management agreement and service contracts, bank statements, list of members, status of dues/delinquency report and other books and records

6	Development Agreements: Any development agreements or restrictions with any private party
7	Access Agreements: Any agreements for shared roadways, driveways or other access
8	Amenities Agreements: Any reciprocal easement agreements or shared used agreements for any amenities
9	Any other agreements that will be binding on the property after closing or that provide any material benefit to or obligation on the property, including any specific plan associated with subdivision
10
All default and other material notices given or received relating to any violation of or material matters concerning any governmental approvals, any covenants, conditions, restrictions, encumbrances, affecting the Property, or any laws, statutes, rules, regulations or ordinances applicable to the Property

REIT 3-14 AUDIT ITEMS (if applicable)
1	Trial Balance, prior year, most recent quarter-end and YTD (in Excel format)
2
Payroll Selections: A list of all employees for the prior year period with payroll-related information such as hire date, pay rate, any commission structure. A sample will then be selected of employees and pay periods to see underlying payment support (payroll register, employee files, timecards, offer letter, bank statement evidencing payment).

3	Cash Disbursement Journal or Check Register (prior year, most recent quarter-end, YTD and updated through date of acquisition)
4	Bank Statements and Reconciliations, prior year, most recent quarter-end and YTD (monthly)
5	Tax bills (Real Property & Personal Property) - Proof of payment for past full calendar year and YTD

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Document		Delivered (Date)	Not applicable to Property	Not available to Owner
6	Property management agreement; indicate whether entity is related party for disclosure purposes
Document		Delivered (Date)	Not applicable to Property	Not available to Owner
7	Copies of insurance policies and declarations pages, last full calendar year and for the current year.
8
Rental Revenue Selections: Current (or former) lease selections, with copies of back-up for rents received (for both resident and any housing authority portion paid, as applicable), prior year and YTD (25 selections to be made by Buyer’s independent REIT 3-14 auditors).

9
Tenant Reimbursement & Other Revenue Selections: For Tenant Reimbursement, provide support as requested by auditors that is tied directly to a selected lease and paid monthly (may be the same as the rental similar to rental revenue requests). For Other Revenue, provide support as requested by auditors for any selected one time charges, such as application fees, termination fees, etc., that may not be directly supported by a lease. Number of Selections TBD.

10	Expense Selections: Support includes check copies, invoices and bank statements evidencing payment. Number of selections TBD.

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EXHIBIT H
Form of Deed

SPECIAL WARRANTY DEED

THIS INDENTURE WITNESSETH, That TEG AVERY POINT LLC, an Indiana limited liability company ("Grantor"), SELLS, GRANTS, CONVEYS AND SPECIALLY WARRANTS to _________________________, an __________________________, whose mailing address is _________________________________ ("Grantee"), for the sum of Ten Dollars ($10.00) and other valuable consideration, the receipt of which is hereby acknowledged, the real estate in Marion County, in the State of Indiana described on Exhibit “A” attached hereto and made a part hereof, together with all of Grantor’s interest in (i) all buildings and improvements thereon, and (ii) all of Grantor’s rights to easements, covenants and other rights appurtenant thereto and any land lying in the bed of any street, road, avenue, or alley, open proposed or closed, in front of or adjoining the Land, to the centerline thereof (collectively, the "Real Estate"). Notwithstanding anything contained herein to the contrary, Grantor grants, sells and conveys Grantor’s rights to appurtenances, easements, covenants and other rights appurtenant to the Real Estate adjacent streets and alleys, strips and gores belonging or appertaining to the real property and improvements thereon without any warranty of title, express or implied.

This conveyance is made, and the Real Estate, is subject only to the restrictions, easements, covenants, encumbrances and liens described on Exhibit B attached hereto and incorporated herein for all purposes.

The warranties of Grantor hereunder are limited to its own acts and deeds and those of persons claiming by, through and under Grantor, and not otherwise.

The undersigned person executing this deed on behalf of Grantor represents and certifies that he is a duly authorized member of Grantor and has been fully empowered to execute and deliver this deed; that Grantor has full capacity to convey the Real Estate; and that all necessary action for the making of such conveyance has been taken and done.

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IN WITNESS WHEREOF, Grantor has caused this deed to be executed this ____ day of ____________, 201__.

_________________________________, a
_________________________________

By:
__________________, _____________
(“Grantor”)

STATE OF __________    )
)SS:
COUNTY OF _________    )

Before me, a Notary Public in and for said County and State, personally appeared ____________, a ____________ of _______________________, a _________________________, who acknowledged execution of the foregoing Special Warranty Deed for and on behalf of said ________________.

Witness my hand and Notarial Seal this ____ day of ______________, 201__.

________________________________________
_________________________, Notary Public
My Commission Expires:            (Printed)
______________________
My County of Residence is:
______________________

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Send Tax Statements to
and the post office address
of the Grantee is:
___________________________
___________________________

_____________________________________________________________________________________________
Return Deed to:
____________________________
____________________________
____________________________

This Instrument was prepared outside the State of Indiana by Silberberg & Klein LLP, 4553 Route 9 North, Howell, NJ 07731.

I affirm, under penalties for perjury, that I have taken reasonable care to redact each Social Security Number in this document, unless required by law.

________________________________
Morris Silberberg

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EXHIBIT A

Legal Description

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EXHIBIT B

Permitted Exceptions

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EXHIBIT I
Form of Assignment of Leases
ASSIGNMENT AND ASSUMPTION OF LEASES

THIS ASSIGNMENT AND ASSUMPTION OF LEASES (“Assignment”) is made as of the ___ day of _________________, 2017, by and between TEG AVERY POINT LLC, an Indiana limited liability company (“Assignor”) and _____________________, a ____________________________ (“Assignee”).

Whereas, Assignor has sold to Assignee on this date a multifamily project located at 8525 Laurel Valley Drive, Indianapolis, Indiana (hereinafter referred to as the "Project"); and

Whereas, in connection with such sale Assignor has agreed to assign its interest in all the leases at the Project to Assignee, and Assignee has agreed to assume responsibility as landlord for leases of the tenants at the Project, and Assignor and Assignee wish to evidence their agreement with respect thereto.

NOW, THEREFORE, for and in consideration of the sum of Ten and 00/XX ($10.00) Dollars and other good and valuable consideration in hand paid by each party hereto to the other party hereto, Assignor and Assignee, intending to be legally bound, hereby agree as follows:

1.
Assignor, by its execution hereof, hereby assigns to Assignee all of the leases and tenancy agreements for tenants at the Project along with all security deposits in connection with such leases and tenancy agreements, as set forth on Exhibit "A" attached hereto (the “Leases”).

2.	Assignee, by its execution hereof, hereby accepts this Assignment and assumes all duties and obligations of Assignor with respect to the Leases, first arising after the date hereof.

3.
Assignee agrees to be responsible for the repayment and refund of the refundable security deposits and interest (if any) to the respective tenants of the Project, to the extent assigned by Assignor to Assignee, as set forth on Exhibit "A" hereto.

4.
Assignor agrees to indemnify, Assignee against and hold Assignee harmless from any and all cost, liability, loss, damage or expense, including without limitation, reasonable attorneys’ fees, accruing on or to be performed prior to the date hereof and arising out of Assignor’s obligations under the Leases. Assignee agrees to indemnify Assignor against and hold Assignor harmless from any and all cost, liability, loss, damage or expense, including without limitation, reasonable attorneys’ fees, accruing on or to be performed on or subsequent to the date hereof and arising out of Assignee’s obligations under the Leases.

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5.	This Assignment shall be binding upon and shall inure to the benefit of Assignor and Assignee, and their respective successors and assigns.

6.
This Assignment may be executed in counterparts, both of which when taken together constitute one and the same instrument. A facsimile, PDF or other electronic copy of this Assignment shall have the same force and effect as an original.

7.	This Assignment shall be governed by and construed in accordance with the laws of the State of Indiana.

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IN WITNESS WHEREOF, Assignor and Assignee have signed, sealed and delivered this Assignment as of the day and year first above written.

ASSIGNOR:
TEG AVERY POINT LLC

By:    ___________________________________
Yshia David Willner, Managing Member

ASSIGNEE:
[________________________________]

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Exhibit “A”
Rent Roll/Security Deposits

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EXHIBIT J
Form of Bill of Sale
BILL OF SALE

Effective as of the __ day of _________________, 2017 (the "Effective Date"), TEG AVERY POINT LLC, an Indiana limited liability company ("Seller"), for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in connection with Seller’s sale on this date of the property located at 8525 Laurel Valley Drive, Indianapolis, Indiana (the “Project"), does hereby grant, transfer, convey, sell, assign and deliver to ______________________________, a ______________________________ ("Buyer"), its successors and assigns, forever, all of Seller’s rights, title and interest in and to the fixtures, equipment, furnishings and other personal property owned by Seller and located on the Project (excluding the personal property owned by tenants) and used exclusively in connection with the operation and/or maintenance thereof (the “Personal Property”), such Personal Property to be free, clear and discharged of and from all former grants, charges, taxes, judgments, security interests, and other liens and encumbrances of whatsoever nature arising as a result of, and limited to, Seller's own acts and deeds and those of persons claiming by, through and under Seller, and not otherwise.

This Bill of Sale shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

A facsimile, PDF or other electronic copy of this Bill of Sale shall have the same force and effect as an original.

This Bill of Sale shall be governed by and construed in accordance with the laws of the State of Indiana.

[SIGNATURE APPEARS ON THE FOLLOWING PAGE]

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IN WITNESS WHEREOF, the undersigned has duly executed this Bill of Sale as of the Effective Date.

    SELLER:

TEG AVERY POINT LLC

By:    _________________________________
Yshia David Willner, Managing Member

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EXHIBIT K
Form of Tenant Notice
TEG AVERY POINT LLC
382A Route 59, Suite 101
Airmont, NY 10952

As of __________, 2017

Tenants of Avery Point Apartments
8525 Laurel Valley Drive
Indianapolis, IN 46250

Dear Tenant:

Please be advised that, effective as of __________________, 2017, title to Avery Point Apartments located at 8525 Laurel Valley Drive, Indianapolis, IN 46250 has been conveyed to ____________________________, a __________________________.

All rents shall, as of the date hereof, be made payable, and delivered, to the new owner at the following address and payable to “____________________________”:

_________________

Your security deposit, if any, has been transferred to the new owner.

We wish you continued success at Avery Point Apartments.

Sincerely yours,

TEG AVERY POINT LLC

By:    ___________________________________
Yshia David Willner, Managing Member

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EXHIBIT M
Form of Assignment of Contracts
ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS

THIS ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS (“Assignment”) is made as of the ___ day of ______________, 2017, by and between TEG AVERY POINT PLACE LLC, an Indiana limited liability company (“Assignor”) and __________________________, a ______________________ (“Assignee”).

Whereas, Assignor has sold to Assignee on this date a multifamily project located at 8525 Laurel Valley Drive, Indianapolis, Indiana (hereinafter referred to as the "Project"); and

Whereas, in connection with such sale Assignor has agreed to assign to Assignee all of Assignor’s interest in certain service contracts in effect at the Project, and Assignee has agreed to assume Assignor’s responsibility under the service contracts in effect at the Project, and Assignor and Assignee wish to evidence their agreement with respect thereto.

NOW, THEREFORE, for and in consideration of the sum of Ten and 00/XX ($10.00) Dollars and other good and valuable consideration in hand paid by each party hereto to the other party hereto, Assignor and Assignee, intending to be legally bound, hereby agree as follows:

1.	Assignor, by its execution hereof, hereby assigns to Assignee those service contracts in effect at the Project, as set forth on Exhibit "A" attached hereto (the “Service Contracts”).

2.	Assignee, by its execution hereof, hereby accepts this Assignment and assumes all duties and obligations of Assignor with respect to the Service Contracts, first arising after the date hereof.

3.
Assignor agrees to indemnify, Assignee against and hold Assignee harmless from any and all cost, liability, loss, damage or expense, including without limitation, reasonable attorneys’ fees, accruing on or to be performed prior to the date hereof and arising out of Assignor’s obligations under the Service Contracts. Assignee agrees to indemnify Assignor against and hold Assignor harmless from any and all cost, liability, loss, damage or expense, including without limitation, reasonable attorneys’ fees, accruing on or to be performed on or subsequent to the date hereof and arising out of Assignee’s obligations under the Service Contracts.

4.	This Assignment shall be binding upon and shall inure to the benefit of Assignor and Assignee, and their respective successors and assigns.

5.	This Assignment may be executed in counterparts, both of which when taken together shall have the same force and effect as if the parties hereto had executed a single

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copy of this Assignment. A facsimile, PDF or other electronic copy of this Assignment shall have the same force and effect as an original.

6.	This Assignment shall be governed by and construed in accordance with the laws of the State of Indiana.

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IN WITNESS WHEREOF, Assignor and Assignee have signed, sealed and delivered this Assignment as of the day and year first above written.

ASSIGNOR:
TEG AVERY POINT LLC

By:    _________________________________
Yshia David Willner, Managing Member

ASSIGNEE:

[__________________________________]

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Exhibit “A”
Service Contracts

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